Docusign Envelope ID: 2F3905E0-51A5-46A0-B87E-890D9982AF51

BlackBerry

PRIVATE & CONFIDENTIAL

September 6, 2024

Philip Kurtz

Dear Phil,

This will confirm that, in connection with the continuation of your employment with BlackBerry Limited ("BlackBerry"), you have agreed to the following amendments to the terms and conditions of your employment agreement with BlackBerry as most recently amended with effect as of July 16, 2022 (the "Agreement"), which amendments are effective as of September 1, 2024.

The first paragraph of Section 4.6 of the Agreement is hereby deleted and replaced in its entirety by the following new language:

4.6 Termination Before or Following Change of Control – In the event your employment is terminated by BlackBerry or its successor, without Just Cause or in the event you terminate your employment for Good Reason, in each case, within twenty-four (24) months immediately following the date of a Change of Control (as defined in paragraph 4.7(d) below) or during the period preceding the effective date of a Change of Control but after which BlackBerry has commenced negotiations with a potential acquirer (the "Acquiror"), which negotiations result in a Change of Control with the Acquiror or any person or entity affiliated therewith, then in lieu of the payments and benefits in subsection 4.3, you will be entitled to the following severance benefits, subject to your signing and non-revocation of the Release Agreement:

Clause (i) of the definition of "Good Reason" in paragraph 4.7(b) of the Agreement is hereby deleted and replaced in its entirety by the following new language:

(i) a material and detrimental alteration of your position, duties or responsibilities with BlackBerry, unless part of a general change for multiple, similarly situated employees and other than as a result of an isolated, insubstantial, and inadvertent action not taken in bad faith; provided, however, that a Change of Control of BlackBerry Limited, of either Business Unit or of any Business Unit Subsidiary (each as defined in paragraph 4.7(d) below and each a "Target") shall not alone constitute Good Reason if (1) the Target becomes a subsidiary, division or business unit of the acquiror or successor company and you retain a position of equal or greater duties and responsibilities in the Target, even if you do not have a substantially comparable position, duties and responsibilities in the acquiror or successor as a whole, or (2) the Target is a Business Unit or a Business Unit Subsidiary and you retain a position of equal or greater duties and responsibilities in BlackBerry Limited as it continues following the Change of Control.

BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975

Docusign Envelope ID: 2F3905E0-51A5-46A0-B87E-890D9982AF51

2. P. Kurtz 09/06/2024

The definition of "Change of Control" in paragraph 4.7(d) of the Agreement is hereby deleted and replaced in its entirety by the following new language:

(d) "Change of Control" means the occurrence of any of the following:

(i) an amalgamation, merger, share exchange, consolidation, arrangement or other reorganization (each, a "Transaction") involving either (A) BlackBerry Limited or (B) any present or future direct or indirect subsidiary of BlackBerry Limited which at the time of the completion of the Transaction directly or indirectly operates, or owns all or substantially all of the assets used solely in the operation of, either the Cybersecurity business of BlackBerry Limited or the IoT business of BlackBerry Limited (each, a "Business Unit"), in either case on a consolidated basis (a subsidiary in (B) being a "Business Unit Subsidiary") and another corporation or other legal entity, other than an affiliate of BlackBerry Limited, as a result of which the holders of the voting shares of BlackBerry Limited or the Business Unit Subsidiary, as the case may be, immediately prior to the completion of the Transaction hold less than 50% of the voting power of all of the shares of such entity immediately after completion of the Transaction;

(ii) any person (for the purposes of this paragraph 4.7(d), as defined in the *Business Corporations Act* (Ontario)) or group of persons acting jointly or in concert (within the meaning of Ontario securities law), other than any person that is an affiliate of BlackBerry Limited, acquires or becomes the beneficial owner of, directly or indirectly, shares possessing more than 50% of the voting power of all of the shares of BlackBerry Limited or of a Business Unit Subsidiary, whether through the acquisition of previously issued and outstanding shares or of shares that have not been previously issued, or any combination thereof, or any other transaction having similar effect;

(iii) the acquisition in one transaction or a series of transactions, whether related or unrelated, by any person or persons of all or substantially all of the assets (A) of BlackBerry Limited or (B) used solely in the operation of either Business Unit, in either case on a consolidated basis, and in the case of (A) or (B) other than a disposition or transfer of assets to BlackBerry Limited and/or an affiliate of BlackBerry Limited as part of a reorganization of assets of BlackBerry Limited and/or its affiliates; or

(iv) as a result of or in connection with an actual or threatened contested election of directors, the management nominees named in the most recent management proxy circular of BlackBerry Limited for election to the Board do not constitute a majority of the Board.

All other terms and conditions of the Agreement continue to govern your employment.

I would ask you to acknowledge by your signature below that the foregoing is a mutually agreeable amendment to the terms and conditions of your employment.

(Signature Page Follows This Page)

BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975

3. P. Kurtz 09/06/2024 BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975 Thank you for your ongoing commitment to BlackBerry. Sincerely, BLACKBERRY LIMITED Per: _______________________ John Giamatteo Chief Executive Officer of BlackBerry Limited and President, Cybersecurity I confirm my acceptance of the terms and conditions set out above. Signed: Date: _________________ Philip Kurtz